Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES SECOND QUARTER RESULTS

•	Second Quarter Sales Rise 6.9% Despite Same Store Sales Decline of 3.1%

•	Quarterly Loss of 3 Cents Per Share, Better than Guidance of 7-11 Cent Loss

•	Results Reflect Change in Accounting Practices for Leases

•	4 New Stores Opened in Quarter – Planning up to 50 Openings in Fiscal 2005

•	Cash Position of $40 Million is Similar to Prior Year’s $41 Million Level

SAN DIEGO, California, April 21, 2005 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the second quarter of fiscal 2005 ended March 26, 2005.

Mark Hoffman, Chief Executive Officer, remarked: “Our second quarter sales were generally in line with the guidance provided in January despite the late receipt flow of inventory in the back half of February and March. We made last minute adjustments to our assortments after the fashion miss this past Holiday season. As we expected when guidance was issued in January, the second quarter benefited from the fiscal calendar shift of Easter. Our loss per share came in slightly better then guided, primarily due to lower markdowns and improved inventory shrinkage results.

“At the Charlotte Russe stores, we successfully transitioned out of the prior season goods early in the quarter; however, we would have hoped for stronger selling during March given the earlier Easter this year. We continue with our national search for a new GMM for the Charlotte Russe business. Regarding Rampage, I am encouraged by some signs of improving trends at the end of the quarter. While the brand continued to run negative comps during the second quarter, about one-third of the stores posted positive comps during the month of March. This continues my cautious confidence that the brand will achieve flat to slightly positive comps during the month of June 2005,” Hoffman continued.

“As with other retailers, we have reviewed our lease accounting practices and made some changes to conform to the clarification provided by the SEC’s Chief Accountant. First, we no longer net the landlord contributions to leasehold improvements against capital expenditures. Over the past few years, our lease deals have provided about $300,000 per store of such allowances and they are now reflected as additional capital expenditures with a corresponding offset to deferred rent. Secondly, we have adopted a stricter interpretation of generally accepted accounting principles by expensing straight-line deferred rent expense during the construction periods for our stores.

“In terms of expectations for the third quarter, sales are expected to be impacted by the Easter shift noted above. In addition, our third quarter business is up against a 7.1% positive comp last year and April month-to-date this year has been softer than anticipated. Assuming no significant change in the overall retailing environment, we would guide investors to expect low single-digit negative comparable store sales in the third quarter of fiscal 2005. In terms of earnings for the quarter ended June 2005, we would guide investors to expect earnings of 13 to 17 cents per share, compared to the 23-cent performance last year,” the Chief Executive concluded.

Financial Results:

Net sales for the second quarter increased 6.9% to $127.0 million from $118.8 million for the second quarter last year. Comparable store sales decreased 3.1% during the quarter, compared to an increase of 3.5% for the second quarter of fiscal 2004.

Net sales for the first 26 weeks of fiscal 2005 were $277.0 million, an increase of 3.3% from $268.1 million for the same period last year. Comparable store sales decreased 6.8% during the 26-week period, compared to a decrease of 2.8% that was reported for the same period last year.

With respect to the income statement that accompanies this press release, all periods reflect the adoption of new lease accounting practices more fully described later in this press release.

The operating loss for the second quarter was $1,414,000 as compared to a loss of $207,000 for the same quarter last year, before taking into account the reversal of $325,000 of store closure costs last year. The Company incurred a net loss of $762,000 as compared to a profit of $76,000 in the same quarter last year. The loss per share of $0.03 for the quarter compared to break-even for the same quarter of the prior year. Due to the loss position during the second quarter this year, diluted earnings per share were computed using the same number of shares as for the basic calculation, or 22.0 million shares. Excluding the reversal of the store closure charge last year, the quarterly loss per share increased to 3 cents from 1 cent last year.

Operating income for the first 26 weeks of fiscal 2005 was $2.1 million as compared to $10.5 million for the same period last year, before taking into account the reversal of $325,000 of store closure costs last year. Net income decreased 79% to $1.4 million from $6.6 million for the same period last year. Diluted earnings per share for the 26-week period was 6 cents as compared to 28 cents for the same period of the prior year, a decrease of 79%.

Restatement as Result of Change in Lease Accounting Practices:

As disclosed in our previous press release, after consultation with our independent auditor, Ernst & Young LLP, and our audit committee, we changed our lease accounting practices to conform to the clarification provided by the SEC’s Chief Accountant in February 2005.

Specifically, we previously reflected the unamortized portion of construction allowances as a reduction of capital expenditures rather than recording those transactions as a deferred rent credit. In addition, we previously recognized straight-line rent expense for leases beginning on the rent commencement date (i.e., store opening date), which had the effect of excluding the build-out period from the calculation of the period over which rent is expensed.

Beginning with the financial statements for the second quarter of fiscal 2005, we no longer offset construction allowances against capital expenditures and we recognize straight-line rent expense upon possession of the leased property for construction purposes. As a result, deferred rent balances were recomputed for all reporting periods. See the attached schedules for details of the restatement impact on previously issued income statements and balance sheets. We expect to file restated financial statements as amendments to our Form 10-K for the year ended September 25, 2004 and Form 10-Q for the quarter ended December 25, 2004, prior to filing our Form 10-Q for the quarter ended March 26, 2005 in early May 2005.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. The company operated a total of 372 stores in 39 states and Puerto Rico, as of March 26, 2005, comprised of 305 Charlotte Russe stores and 67 Rampage stores. Twelve new stores were opened during the first half of fiscal 2005, and the company expects to open up to 50 new stores during the fiscal year ending in September 2005.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature trendsetting apparel and accessories and thus appeal to women with a flair for making fashion statements and who want runway-inspired fashion, quality and value.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling 877-519-4471, PIN: 5826384.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 14, 2004, and any amendments thereto.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in 000’s, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	March 26, 2005	March 27, 2004	March 26, 2005	March 27, 2004
		(Restated)		(Restated)
Net sales	$126,976	$118,776	$276,958	$268,067
Cost of goods sold	99,565	93,661	214,747	203,925

Gross profit	27,411	25,115	62,211	64,142

Selling, general & administrative expenses	28,825	25,322	60,140	53,688
Store closing costs	—	(325)	—	(325)

Operating income(loss)	(1,414)	118	2,071	10,779

Interest income, net	226	81	349	118
Other charges	(62)	(74)	(126)	(149)

Income(loss) before income taxes	(1,250)	125	2,294	10,748

Income tax expense(benefit)	(488)	49	894	4,192

Net income(loss)	$(762)	$76	$1,400	$6,556

Basic earnings(loss) per share	$(0.03)	$0 00	$0.06	$0.31

Diluted earnings(loss) per share	$(0.03)	$0.00	$0.06	$0.28

Basic weighted average shares outstanding	21,985	21,511	21,971	21,438
Diluted weighted average shares outstanding	21,985	23,900	24,000	23,827

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	March 26, 2005	March 27, 2004
		(Restated)
ASSETS
Cash and cash equivalents	$39,872	$40,980
Inventories	44,629	37,645
Other current assets	7,533	2,894
Deferred tax assets	6,700	5,800

Total current assets	98,734	87,319

Fixed assets, net	175,825	166,092
Goodwill	28,790	28,790
Other assets	1,156	1,872

Total assets	$304,505	$284,073

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$31,020	$30,788
Accounts payable, other	3,260	2,615
Accrued payroll and related expense	3,362	4,466
Income and sales taxes payable	2,430	3,615
Other current liabilities	10,774	10,622

Total current liabilities	50,846	52,106

Deferred rent	92,116	85,698
Other liabilities	43	318
Deferred tax liabilities	4,200	2,800

Total liabilities	147,205	140,922

Total stockholders’ equity	157,300	143,151

Total liabilities and stockholders’ equity	$304,505	$284,073

CHARLOTTE RUSSE HOLDING, INC.

SUMMARY OF RESTATEMENT

(amounts in 000’s, except earnings per share)

(unaudited)

In terms of operating income, all restatement adjustments affected the cost of goods line of the income statements. Below is a summary of the restatement’s impact on our previously reported income statements:

	As Reported	Adjustment	Restated
FISCAL 2002:
Operating income	$36,860	$(1,244)	$35,616
Net income	$22,408	$(759)	$21,649
Diluted earnings per share	$0.95	$(0.04)	$0.91

FISCAL 2003:
Operating income	$18,205	$(1,512)	$16,693
Net income	$11,013	$(923)	$10,090
Diluted earnings per share	$0.47	$(0.04)	$0.43

FISCAL 2004:
Operating income	$25,006	$(307)	$24,699
Net income	$15,271	$(187)	$15,084
Diluted earnings per share	$0.64	$(0.01)	$0.63

1st Quarter — FISCAL 2005:
Operating income	$2,592	$893	$3,485
Net income	$1,618	$544	$2,162
Diluted earnings per share	$0.07	$0.02	$0.09

In terms of the balance sheet, the restatement adjustments affected the carrying value of fixed assets, deferred rent, income tax accounts and retained earnings. As of the beginning of fiscal 2002, the cumulative effect of the restatement was to reduce retained earnings by $3,663,000. Below is a summary the restatement’s impact on our previously reported balance sheets, other than tax-related lines:

	As Reported	Adjustment	Restated
FISCAL 2002:
Fixed assets, net	$95,632	$46,267	$141,899
Deferred rent	$8,377	$53,701	$62,078
Retained earnings	$84,725	$(4,535)	$80,190

FISCAL 2003:
Fixed assets, net	$100,019	$63,079	$163,098
Deferred rent	$9,947	$72,026	$81,973
Retained earnings	$95,738	$(5,458)	$90,280

FISCAL 2004:
Fixed assets, net	$107,492	$70,026	$177,518
Deferred rent	$11,874	$79,352	$91,226
Retained earnings	$111,009	$(5,645)	$105,364

1st Quarter — FISCAL 2005:
Fixed assets, net	$107,734	$69,174	$176,908
Deferred rent	$12,610	$78,085	$90,695
Retained earnings	$112,626	$(5,100)	$107,526

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CONTACT: Daniel T. Carter, Chief Financial Officer of Charlotte Russe Holding, Inc., 858-490-2430/